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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                            Three
                                                                                                                            Months
                                                                                                                            Ended
                                                                          Year Ended 30 September                           31 Dec
                                                   ------------------------------------------------------------------     ----------
                                                       1997         1998           1999          2000          2001          2001
                                                    ----------  ------------    ----------   -----------    ----------    ----------
EARNINGS:
Income before extraordinary item and the
   cumulative effect of accounting changes:           $429.3        $546.8        $450.5        $124.2        $512.9        $113.7

Add (deduct):
   Provision for income taxes                          203.4         280.9         209.5          (7.5)        224.8          49.9


   Fixed charges, excluding capitalized interest       233.0         202.8         194.4         232.6         217.4          41.8

   Capitalized interest amortized during the period      8.3           7.4           6.1           6.6           7.1           1.8

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates          (31.1)        (25.3)        (44.5)        (32.1)        (34.3)        (11.0)
                                                    ----------  ------------    ----------   -----------    ----------    ----------

     Earnings, as adjusted                            $842.9      $1,012.6        $816.0        $323.8        $927.9        $196.2
                                                    ==========  ============    ==========   ===========    ==========    ==========

FIXED CHARGES:

Interest on indebtedness, including capital lease
   obligations                                        $217.8        $186.7        $175.4        $210.3        $201.6         $36.3

Capitalized interest                                    20.9          18.4          24.7          19.7           8.8           3.5


Amortization of debt discount premium and expense        1.8           1.9           1.3           3.1          (3.6)         (0.1)

Portion of rents under operating leases
   representative of the interest factor                13.4          14.2          17.7          19.3          19.3           5.6
                                                    ----------  ------------    ----------   -----------    ----------    ----------

     Fixed charges                                    $253.9        $221.2        $219.1        $252.4        $226.1         $45.3
                                                    ==========  ============    ==========   ===========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES:                      3.3           4.6           3.7           1.3           4.1           4.3
                                                    ==========  ============    ==========   ===========    ==========    ==========
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